EXHIBIT 99.1

AMERICAN SHARED HOSPITAL SERVICES
REPORTS 2004 FOURTH QUARTER AND ANNUAL RESULTS

San Francisco, CA, January 31, 2005 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, today announced financial results for the fourth quarter and 2004.

For the twelve months ended December 31, 2004, the Company reported that net income increased 44% to $1,985,000, or $0.39 per diluted share, the largest increase in net income since the Gamma Knife became the Company’s core business in 1999 and the third consecutive year of higher earnings. This compares to net income for 2003 of $1,382,000, or $0.27 per diluted share. Net income for 2004 included an income tax benefit related to the exercise of previously expensed stock options of $547,000 compared to an income tax benefit of $81,000 for 2003. Operating income increased for the fourth consecutive year, rising 10% to $3,278,000, a record for the Company’s Gamma Knife business, from $2,976,000 for 2003. Revenue for 2004 increased 1% to $16,389,000 from $16,178,000 for 2003.

For the three months ended December 31, 2004, net income increased to $386,000, or $0.08 per diluted share, from $343,000, or $0.07 per diluted share, for the fourth quarter of 2003. Operating income rose 4% to $807,000 from $779,000 a year earlier. Revenue decreased 11% to $3,910,000 from $4,393,000 for the fourth quarter of 2003.

Ernest A. Bates, M.D., Chairman and Chief Executive Officer, said, “With the opening of our 19th Gamma Knife center earlier this month at Baptist Hospital of East Tennessee, and two additional units scheduled to commence operations later this year, we expect more rapid revenue growth in 2005. Our focus on increasing efficiency and reducing costs, which contributed to our record operating income for 2004, will continue in 2005. We are optimistic about the outlook for 2005, and we intend to continue to share the Company’s success with all of our stockholders through our cash dividend policy.”

At December 31, 2004, AMS provided Gamma Knife radiosurgery services to 18 hospitals in the United States. Northern Westchester Hospital in Mt. Kisco, New York is anticipated to open in early second quarter 2005. Mercy Health Center in Oklahoma City, the Company’s 21st Gamma Knife project, is projected to begin operating in mid-2005.

Conference Call
AMS has scheduled a conference call for 4:00 pm ET today. To participate in the live call, dial (800) 471-6718 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.companyboardroom.com. A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 10848615. The replay will also be available at www.ashs.com and www.companyboardroom.com.

About AMS
American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 17, 2004.

Contacts:	American Shared Hospital Services Ernest A. Bates, M.D., (415) 788-5300 Chairman and Chief Executive Officer e.bates@ashs.com

Berkman Associaties Neil Berkman, (310) 277-5162 President info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE
Fourth Quarter 2004 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2004	2003	2004	2003
Revenue	$3,910,000	$4,393,000	$16,389,000	$16,178,000
Cost of operations	1,951,000	2,087,000	7,887,000	7,400,000

Gross margin	1,959,000	2,306,000	8,502,000	8,778,000
Selling & administrative	618,000	888,000	2,963,000	3,255,000
Interest expense	534,000	639,000	2,261,000	2,547,000

Operating income	807,000	779,000	3,278,000	2,976,000
Interest & other income	38,000	22,000	102,000	121,000
Minority interest	(219,000)	(229,000)	(983,000)	(928,000)

Income before income taxes	626,000	572,000	2,397,000	2,169,000
Income tax expense	240,000	229,000	412,000	787,000

Net income	$386,000	$343,000	$1,985,000	$1,382,000

Earnings per common share:
Basic	$0.08	$0.09	$0.46	$0.36

Assuming dilution	$0.08	$0.07	$0.39	$0.27

Basic shares	4,760,000	3,918,000	4,351,000	3,850,000
Diluted shares	5,110,000	5,135,000	5,101,000	5,088,000

	Balance Sheet Data
	12/31/2004	12/31/2003
Cash and securities	$9,078,000	$10,312,000
Restricted cash	$50,000	$50,000
Current assets	$12,672,000	$13,302,000
Total assets	$47,106,000	$46,304,000
Current liabilities	$7,955,000	$8,034,000
Shareholders’ equity	$17,546,000	$15,329,000